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                                                                     Exhibit 1.1

                                CORPORATE BY-LAWS

            CORPORATE NAME, CORPORATE PURPOSE, NATIONALITY, CORPORATE
                         DOMICILE AND TERM OF EXISTENCE

ARTICLE ONE. The name of the Company is TUBOS DE ACERO DE MEXICO. This name shall always be followed by the words SOCIEDAD ANONIMA, or the initials S.A. The word "TAMSA" may also be used.

ARTICLE TWO. The corporate purpose of the Company, whether inside the Mexican Republic or abroad, is: I. The manufacture of steel, iron and any other kind of metal-pipe, especially seamless pipe. II. The industrial production and transformation of all kind of metals. III. The manufacture of accessories such as protectors, joints and any other accessories required in the manufacture, transformation and commercialization of the pipe products mentioned in the above sections. IV. The distribution, purchase, sale, import and export of all kind of pipe, tubular products and similar items and of the metals and materials referred to in the above paragraphs. V. The participation, by itself or with third parties, in industrial and trade companies engaged in or related to the exploration, exploitation and development of oil and gas fields; the transportation, transformation, industrial exploitation and distribution of hydrocarbon and its by-products and the generation, transmission and distribution of energy. VI. The participation, by itself or with third parties, in industrial and commercial companies engaged in any activities similar, related or supplementary activities to those mentioned in this Article, including the manufacture of raw material or products, the rendering of services for the Company, the installation and operation of ports and auxiliar services and other companies directly or indirectly related to the above paragraphs and the participation in the capital stock or in the financing of such companies.
VII. The acquisition under any legal title and the lease or sublease of all kind of real estate and personal property, as well as real or personal rights that may be necessary or convenient for the attainment of its corporate purpose, and indirectly thereto, to acquire real estate allowing it to comply with the purposes of the Company, related to its corporate, cultural, scientific and sports plans. VIII. The acquisition by adjudication, temporarily, of the real estate that its employees and workers had acquired failing to repay the guarantees or loans that the Company had granted them for the ulterior resale of such real estate to other employees, workers or third parties who comply with the required conditions. IX. To guarantee by any means, including aval and bonds any debts and obligations of companies controlled directly or indirectly by Tenaris, S.A. and to provide such guarantees jointly and severally or severally.
X. The rendering of technical and administrative services related to the corporate purpose, such as services connected with the distribution and sale of pipes and the assistance to users of pipes manufactured by the Company, as well as supplementary services, with the petroleum industry or with other industries using seamless pipe and support services to suppliers and clients, including financing, technical and administrative assistance. XI. To request, register, dispose of, grant

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or acquire licenses of trademarks, trade names, trade notices, patents, processes, improvements, industrial drawings and models, copyright, technical assistance, technology, as well as to exercise, through all legal means, the options, preferences and rights thereon it may have in Mexico or abroad. XII. In general, to carry out and perform all kind of acts, agreements, contracts and operations related to the above purposes.

ARTICLE THREE. The Company is Mexican and its corporate domicile is the city and port of Veracruz, Ver. This domicile shall not be understood as changed due to the acceptance of contractual domiciles nor the establishment of industrial plants, offices, branches or agencies anywhere else in the Mexican Republic or abroad.

ARTICLE FOUR. The corporate existence of the Company is ninety years, as from the thirtieth day of April, one thousand nine hundred and ninety-seven.

ARTICLE FIVE. Foreign individuals or corporation may participate in the capital stock of the Company, with the limitations as regards proportion and with the obligations set forth by the applicable laws. Any foreigner who at the time of incorporation or at any ulterior time, acquires an interest or corporate participation in the Company shall be considered, by that simple fact as Mexican regarding one and the other, and it shall be understood that he agrees not to invoke the protection of his Government under the penalty, in case of not honoring his commitment, of forfeiting such interest or participation to the benefit of the Mexican nation.

                    CAPITAL STOCK, SHARES AND RIGHTS THEREON

ARTICLE SIX.- The paid-up capital stock is the amount of Ps.$1,182'500,160 and it is represented by one sole Series consisting of 339'284,120 shares. All shares are common, without any par value, are fully subscribed and paid, are in book-entry form and grant their holders the same rights and obligations.

ARTICLE SEVEN. The shares into which the capital stock is divided may, in the manner and under the terms set forth by the Law and the applicable provisions, be traded in the Mexican Republic and abroad. In order to regulate their circulation abroad, any time it is so necessary, the resolutions of the competent authorities shall be complied with and the certificates shall be issued in accordance with all applicable provisions regarding foreign investment.

ARTICLE EIGHT. Shares into which the capital stock is divided are registered shares and the name of their holders must be duly included in the registry of the Company directly or through the Institute for the Deposit of Securities ("Instituto para el Deposito de Valores" (INDEVAL)) or any other institution substituting it. In addition, when the shares are acquired by foreign individuals or legal entities in the proportions and under the terms allowed by the laws, rulings and general or special resolutions, they must be registered in the National Registry of Foreign Investments. The circulation and registry of special share

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certificates, issued to allow for the listing and trading of such shares abroad, shall be ruled by the resolutions of the competent authorities on the subject.

ARTICLE NINE. The capital stock of the Company may be increased; a). by means of new contributions in cash; b). by the capitalization of reserves, any surplus and withheld profits; c). by means of the conversion of the debentures which had been issued to be converted into shares; and d). in any other manner allowed by the law. In the first two cases, the resolution to increase the capital stock shall be passed by an extraordinary shareholders meeting, under the terms and with the attendance and majoritary quorum provided for by the law or by these By-Laws, having the meeting all authorities necessary to define the characteristics and conditions of issuance of the new shares. In the third case, the increase shall be carried out being subject to the provisions of Article 210 bis of the General Law of Credit Instruments and Operations. In the fourth case, the increase shall be carried out in accordance with the provisions of the law, or in the absence thereof, according to the provisions applicable to the first two cases.

ARTICLE TEN. Any increases in the capital stock by means of contributions in cash, when so resolved by the shareholders meeting, may be carried out for public offer, under the terms of Article 81 of the Securities Market Law.

In these cases, the prior express authorization from the National Banking and Securities Commission must be obtained.

In all other cases of increases in the capital stock by means of contributions in cash, holders of outstanding shares shall have a preferential right to subscribe for the new shares to be issued.

ARTICLE ELEVEN. The preferential right referred to in the above Article shall be granted to all shareholders to subscribe the new shares in proportion to the number of old shares outstanding they hold. The conditions for the exercise of the preferential right shall be set forth in each case by the meeting resolving on the subject under the terms and with the attendance and voting quorum provided for by the law or these By-Laws.

For the exercise of the preferential right, a term shall always be set which in no event may be less than fifteen days as from the date of publication of the respective notice in the Official Gazette.

When passing the resolution of an increase in the capital stock by contributions in cash, the respective meeting shall always establish the date as from which the new shares shall be entitled to collect dividends and to participate in the profits of the operation. Such resolutions must be included in the subscription and payment notices of the new shares. The resolutions of the meeting shall also contain the indications regarding the rights granted to the new shares on withheld profits and reserves formed up to the date of issuance of the new shares.

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ARTICLE TWELVE. In the event of an increase in the capital stock through the conversion of debentures, the shares to be issued shall have all the rights referred to in the respective deed of issuance of the debentures. The conversion of debentures into shares shall always be carried out under the terms and conditions set forth in their deeds of issuance.

ARTICLE THIRTEEN. Prior resolution of the Board of Directors, the Company may acquire its own shares, which shall be converted into treasury shares for their placement among public investors, meeting each and every one of the valid requirements and conditions set forth in the Securities Market Law, in the Rulings issued by the National Banking and Securities Commission and in all other applicable legal provisions provided, always, that any decreases and increases in the capital stock derived from the purchase and placement of the shares shall not require any resolution from the Shareholders Meetings nor any additional resolution from the Board of Directors.

ARTICLE FOURTEEN. Provisional or definitive shares certificates may evidence one or more shares, they shall contain the provisions set forth in the General Law of Mercantile Companies, the General Law of Credit Instruments and Operations, the Foreign Investment Law and all other applicable provisions.

ARTICLE FIFTEEN. Share certificates may include various or successive series of shares which shall be expressed by ordinal numbers and the mentions relative to the number of shares outstanding on each issuance shall express the total reached by each of the successive series.

ARTICLE SIXTEEN. Share certificates shall contain the signatures of the Chairman and the Secretary of the Board of Directors of the Company; signatures may be printed in facsimile, prior deposit of the original signatures in the Public Registry of Commerce.

ARTICLE SEVENTEEN. In the event of delisting of the Company's shares from the Securities Section of the National Securities Registry, either by request of the Company or by resolution of the National Banking and Securities Commission or any Authority exercising its functions, the controlling shareholders of the company must make a public purchase offer prior to such delisting, at least at the higher price between the closing average of the operations made during the thirty days for which the shares shall have been listed, prior to the date of the offer, and the book value of the share according to the most recent quarterly report submitted both to the Commission itself and to the stock exchange before the offer, or a different base may be used, provided that purchasing offerors give an equitable treatment to public investors based on an opinion of an independent expert and it is so resolved by the National Banking and Securities Commission when authorizing the public purchase offer.

In the event that once the purchase public offer shall have been made and prior to the delisting of the shares from the National Securities Registry, the controlling shareholders of the Company fail to acquire one hundred percent of the paid capital stock, they must place

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in trust, for a term not to exceed two years, any funds necessary for the exclusive purpose of purchasing, at the same price of the offer, the shares of the investors who did not exercise such offer. The terms and conditions of the mentioned trust must be disclosed in the respective information literature.

A minimum voting quorum of ninety-five percent of the capital stock and the prior approval of the National Banking and Securities Commission or any Authority exercising its duties, shall be necessary to amend this clause.

For purposes of this Article, this provision shall be in force while it is so provided by the applicable legislation.

                            MANAGEMENT OF THE COMPANY

ARTICLE EIGHTEEN. The management of the company shall be vested in a Board of Directors formed by the number of members that the General Ordinary Shareholders Meeting may elect annually and which may not be less than five or higher than twenty, of whom at least twenty-five percent must be independent members. For each regular Director, the Meeting shall appoint his respective alternate, provided that alternate Directors of independent Directors must have the same capacity.

ARTICLE NINETEEN. The Directors and their Alternates shall be appointed by the Ordinary Shareholders Meeting by simple majority vote of the Ordinary Shares represented thereat. Minorities shall have the rights granted by the legal provisions.

ARTICLE TWENTY. Directors may be shareholders of the Company or not, they shall be in office for one year, they may be reelected and shall not guarantee their management.

ARTICLE TWENTY-ONE. Regular Directors shall be substituted in their temporary or definitive absence, by the respective alternates, who shall take office as soon as the regular director is absent and shall continue holding such office while the director being substituted is absent.

ARTICLE TWENTY-TWO. The Board of Directors shall have the following authorities:
I. To represent the Company before all kind of authorities and individuals with all general authorities and even the special authorities requiring a special clause in accordance with the Law, including the authorities to file and withdraw from 'amparo' proceedings and to file claims and complaints and grant the pardon of the offended party in criminal matters. II. To rule and manage the assets and business of the Company, with all administrative authorities, without any limitation. III. To perform acts of strict ownership, regarding the assets and rights of the Company, without any other limitations than those expressly set forth in these By-Laws. IV. To resolve that the Company may acquire its own shares out of

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the capital stock and the net profits reserve created for said purpose under the terms of the applicable legal provisions and to appoint the persons who must execute the documents containing such acts and agreements. V. To appoint and remove the Chairman and/or the Vice-Chairman, Secretary and Assistant Secretary of the Board of Directors, if the Shareholders Meeting had not appointed them, and to create and form the Committees or Commissions it may deem convenient, assigning or delegating them the authorities it may deem pertinent, always conforming to the provisions issued by the National Banking and Securities Commission. VI. To appoint and remove the Executive President and/or the Executive Vice-Presidents, when the Shareholders Meeting had failed to make such appointments and to freely appoint and remove the General or Special Director or Directors and all other officers, attorneys-in-fact, employees and workers, assigning them their fees and granting them, within the scope of their authorities, those it may deem convenient, without prejudice of the fact that the same authority corresponds to the President, Executive President and Executive Vice-Presidents. VII. To perform and comply with the agreements and resolutions of the Shareholders Meetings. VIII. To prepare and notarize the statement referred to in section VIII of Article 210 Bis of the General Law of Credit Instruments and Operations and to appoint the persons who must execute the notarial instrument referred to in section IX of the mentioned legal provision. IX. To carry out all acts and operations corresponding to it according to the laws or vested in it by the By-Laws or by the resolutions of the Shareholders Meetings.

ARTICLE TWENTY-THREE. The Board of Directors shall also have the non-transferable authority to approve any operations which are different from the ordinary line of business, intended to be executed between the Company and its partners, with persons who are a part of the Company's management or with whom those persons have a consanguinity or affinity relationship up to the second degree, the spouse or concubine; the purchase or sale of ten percent or more of the assets, the granting of guarantees in an amount exceeding thirty percent of the assets, as well as operations other than the foregoing which represent more than one percent of the issuer assets;

The members of the Board of Directors shall be responsible for the resolutions passed by it with respect to the issues referred to in the above paragraph, except in the case provided by Article 159 of the General Law of Mercantile Companies.

ARTICLE TWENTY-FOUR. The Board of Directors shall annually appoint, from among its members, a Chairman; the Board of Directors may appoint one or more Vice-Chairmen, all of whom may be reelected. The Board of Directors shall also appoint the Secretary and Assistant Secretary, who may not be Directors. The Chairman of the Board and all other officers of the Board to be appointed shall have the authorities granted to them at their time of appointment and those derived from these By-Laws.

ARTICLE TWENTY-FIVE. The Board of Directos shall meet at least once every quarter; therefore, it shall meet at least four times per year, and the Chairman of the Board, at least twenty-five percent of the Regular Directors, or any of the Examiners of the Company may call a Meeting of the Board of Directors.

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The Board of Directors shall be validly held at the place fixed for the meeting:
a). with the personal participation of the Regular or Alternate members; b). by means of teleconference or any other means allowing for the participation, interaction and intercommunication of the Regular or Alternate members of the Board; and c). without a Board of Directors meeting.

In the first two cases, the participation of one half plus one of the number of members of the Board of Directors shall be required as quorum and the resolutions thereof shall be passed by the majoritary vote of the participating Directors. In the event of a tie, the Chairman of the Board shall have deciding vote. In this last case, the resolutions passed without a meeting must be passed by unanimous vote of the Regular or Alternate members and must be ratified in writing. This written resolution may be implemented in one or more counterparts having an identical text.

ARTICLE TWENTY-SIX.- If the Chairman of the Board could not attend a meeting or participate in the resolution according to the provisions of the above Article, he shall be substituted by the Vice-Chairmen in their order of appointment and in the absence thereof, by the Executive President, if he had been appointed and were a member of the Board.

If the Chairman, the Executive President and or the Vice-Chairmen fail to attend a meeting or could not take part in a resolution according to the provisions of the above Article, the attending Directors shall appoint, from among them, the person to substitute him. Likewise, whenever the Secretary and the Assistant Secretary fail to attend, they shall be substituted by the persons appointed by the attending Directors.

ARTICLE TWENTY-SEVEN. Minutes shall be drafted from every Board of Directors or Committee meeting containing the resolutions so approved and shall be signed by whoever had acted as Chairman and Secretary of the Meeting. Certified copies or abstracts of such minutes to be issued must be certified by the Secretary and/or by the Assistant Secretary.

ARTICLE TWENTY-EIGHT. The Shareholders Meeting or the Board of Directors Meeting may appoint an Executive President and/or one or more Executive Vice-Presidents, as well as one or more General Directors and one or more General Assistant Directors. The positions of Executive President, Executive Vice-Presidents, Directors and General Assistant Directors are compatible with the position of Director. The Executive President and/or the Executive Vice-Presidents and all other officers of the Company being appointed shall have the authorities granted to them at the time of their appointment.

ARTICLE TWENTY-NINE. The Board of Directors must constitute an Audit Committee, which shall be comprised of Directors, of which the chairman and a majority must be independent Directors and the Examiner or Examiners of the Company must attend as guests, with the right to speak but without the right to vote. Such Committee shall act in accordance with the provisions of the Securities Market Law and the general provisions issued by the National Banking and Securities Commission for that purpose.

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The report of the Audit Committee must be submitted to the general shareholders meeting.

                           SURVEILLANCE OF THE COMPANY

ARTICLE THIRTY. The surveillance of the corporate operations shall be vested in one or more Regular Statutory Auditors as determined by the Ordinary Shareholders Meeting. The meeting itself may appoint the Alternate Statutory Auditors it may deem necessary.

ARTICLE THIRTY-ONE. The appointment of the Regular and Alternate Statutory Auditors shall be carried out by simple majoritary vote of the Ordinary Shares represented at the meeting. Minorities shall have the rights granted by the legal provisions.

ARTICLE THIRTY-TWO. Statutory Auditors may be shareholders or not, they shall hold their positions for one year, they may be reelected and shall be exempt from posting a guarantee for any liabilities they may contract in the fulfillment of their office.

ARTICLE THIRTY-THREE. Examiners must be called, in addition to the Board of Directors meetings, to all the meetings of those intermediate consulting bodies to which the Board of Directors shall have delegated any authority.

                          GENERAL SHAREHOLDERS MEETINGS

ARTICLE THIRTY-FOUR. The General Shareholders Meeting is the supreme body of the Company, it shall have the broadest powers-of-attorney to approve, ratify, amend and disapprove any acts and operations of the managers and its resolutions shall be complied with by the Board of Directors, by the Chairman of the Board or by the person or persons expressly appointed therefor.

ARTICLE THIRTY-FIVE. The resolutions of the Shareholders Meeting shall be compulsory even for the absent or dissenting shareholders, except for the rights provided by the General Law of Mercantile Companies and the Securities Market Law.

ARTICLE THIRTY-SIX. Ordinary Meetings are those held to deal with any matter not listed in Article 182 of the General Law of Mercantile Companies. Ordinary Shareholders Meetings shall be held at least once a year within the first four months of each year, on the date fixed by the Board of Directors to deal with any of the following matters, in addition to any items included in the respective Agenda: I. To discuss and approve or amend the statements reflecting the financial condition the Company, after listening to the report of the Statutory Auditors and taking the steps they may deem necessary in connection

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therewith. II. To appoint the members of the Board of Directors and the
Statutory Auditors. III. To determine the fees corresponding to the members of the Board of Directors and the Statutory Auditors and to resolve on the application of the profits reflected by the financial statements.

ARTICLE THIRTY-SEVEN. General Ordinary Shareholders Meetings shall be considered legally convened due to first call if shareholders representing at least 50% (fifty percent) of outstanding Ordinary Shares attend thereto. In the event of a second call, the ordinary meeting shall be legally convened whichever the number of Ordinary Shares represented thereat. Resolutions of the ordinary shareholders meeting shall be validly passed by simple majoritary vote of any Ordinary Shares represented at the meeting.

ARTICLE THIRTY-EIGHT. Extraordinary meetings are those held to deal with the items listed in Article one hundred and eighty-two of the General Law of Mercantile Companies.

ARTICLE THIRTY-NINE. Extraordinary shareholders meetings shall be considered legally convened, due to first call, if shareholders representing at least 75% (seventy-five percent) of Ordinary Shares attend thereto and in the event of a second call, if at least 50% (fifty percent) of such shares is represented thereat.

ARTICLE FOURTY. The resolutions of the extraordinary shareholders meetings shall only be valid when approved by shareholders representing at least 50% (fifty percent) of outstanding Ordinary Shares entitled to vote.

ARTICLE FOURTY-ONE. Ordinary and extraordinary shareholders meetings shall be held at the corporate domicile and shall be presided over by the Chairman of the Board of Directors or in the absence thereof by the Vice-Chairmen in their order of appointment and in the absence thereof, by the Executive President when he has been appointed and is a member of the Board of Directors and in the absence thereof, by the person appointed by the attending shareholders for said purpose. The Secretary of the Company and of the Board of Directors or the Assistant Secretary shall act as Secretary thereof, and in the absence thereof, the person appointed by the attending shareholders shall act as Secretary.

ARTICLE FOURTY TWO. Calls for the ordinary or extraordinary meetings shall be sent by the Board of Directors by means of a notice signed by the Secretary, the Assistant Secretary or the person who, in the absence thereof, is appointed by such Board. Calls must be published at least 15 (fifteen) days in advance to the date fixed for the meeting in the Official Gazette or in one of the newspapers with a large circulation at the domicile of the Company and in one of the newspapers with a large circulation in New York City. If the Board deems it convenient, the call shall be published in other newspapers in Mexico or abroad.

ARTICLE FOURTY-THREE. The requirement of call or publication shall not be necessary when all the shares entitled to vote are represented at the meeting, nor when it is the

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continuation of a meeting legally convened, provided that in this last case, when the meeting had been adjourned, the date, hour and place for its continuation had been fixed.

ARTICLE FORTY-FOUR. To attend the meetings, the shareholders must deposit their share certificates at the offices of the Company, at the corporate domicile, at the Institute for the Deposit of Securities ("Instituto para el Deposito de Valores" (INDEVAL)) or at the credit institutions in the Mexican Republic or abroad that the Board of Directors shall specify in the call itself. The deposit of shares made at credit institutions may be evidenced, to the satisfaction of the Company, by means of a letter, facsimile, communication or telegram sent by the depositing institution. The representation of the attorney-in-fact to attend the meeting may be granted by means of a general or a special power-of-attorney. In this last case, a simple letter from the principal or the direct communication from the depositing institution indicating the name of the attorney-in-fact shall suffice.

Additionally, the persons who attend the meetings of the company on behalf of the shareholders may evidence their legal capacity by means of a power-of-attorney granted in the formats prepared by the company itself, upon the terms of the Securities Market Law.

ARTICLE FORTY-FIVE.- In order to verify the number of shares represented at the meeting, the Chairman or whoever acts as such, shall appoint two tellers from among the attending shareholders or their representatives.

ARTICLE FORTY-SIX.- The resolutions of the Meeting shall be evidenced in the minutes to be signed by whoever had acted as Chairman and Secretary and by the Statutory Auditor or Auditors who had attended. Certified copies or the abstract thereof to be issued shall be authorized by the Secretary and/or by the Assistant Secretary of the Company and of the Board.

              FISCAL YEARS, BALANCE SHEETS AND PROFITS AND LOSSES

ARTICLE FORTY-SEVEN. Fiscal years shall include one calendar year starting on the first day of January and ending on the thirty-first day of December of each year.

ARTICLE FORTY-EIGHT. At the end of each fiscal year, a balance sheet shall be prepared containing the different accounts forming the assets and liabilities, capital stock, profits and losses and all other information and accounts that may be necessary to clearly reflect the financial condition of the Company.

ARTICLE FORTY-NINE. Profits obtained in each fiscal year shall be allocated in the following terms and order: I. 5% (five percent) of the profits shall be set aside for the creation or replenishment, as the case may be, of the legal reserve fund, until it reaches one fifth of the paid-up capital stock. II. The amount of the capital stock that may be used for the purchase of the own shares of the Company and the net profits reserve to be created for said purpose shall be fixed, always complying with the provisions of the Securities Market

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Law and the Regulations to be issued by the National Banking and Securities
Commission. III. The amounts that the meeting resolves to distribute shall be set aside: a).- For the creation of eventual reserves that must be created due to obligations contracted with third parties; and b).- For the creation of any other reserve that the meeting may deem convenient. IV. The remaining amount shall be made available to the shareholders meeting.

                   DISSOLUTION AND LIQUIDATION OF THE COMPANY

ARTICLE FIFTY. The Company shall be dissolved in the following cases: a) Due to the expiration of the term fixed in Article Four of these By-Laws. b) Due to the impossibility to continue developing the corporate purpose. c) By resolution of the shareholders taken in accordance with these By-Laws and the Law. d) Because the number of shareholders becomes less than 2 (two). e) For the loss of two thirds of the capital stock, save in the event that the shareholders replenish it. f) By a legally declared bankruptcy.

ARTICLE FIFTY-ONE. Once the Company has been dissolved, it shall enter into liquidation proceedings, which shall be carried out by one or more liquidators, as determined by the shareholders meeting.

ARTICLE FIFTY-TWO. The liquidation shall be carried out in accordance with the provisions of these By-Laws and in the manner provided for by the General Law of Mercantile Companies, but the meeting at the time of resolving on the dissolution must establish the rules which, in addition to the legal and statutory provisions, must be complied with by the liquidators.

ARTICLE FIFTY-THREE. The shareholders meeting shall be held during the liquidation proceedings in the same manner provided for during the normal life of the Company, and the liquidators shall have the functions corresponding to the Board of Directors. The Statutory Auditors shall carry out the same functions during the liquidation proceedings that they carried out during the normal life of the Company.

ARTICLE FIFTY-FOUR. For everything not provided for in these By-Laws, the provisions of the General Law of Mercantile Companies and of the Securities Market Law shall be applied.